Exhibit 99.1

IIOT-OXYS, Inc. and Aingura IIoT, S.L. enter into Collaboration Agreement

Cambridge, MA, March 19, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- IIOT-OXYS, Inc. (OTC Pink: ITOX) announced the execution of a Collaboration Agreement, effective March 18, 2020, with Aingura IIoT, S.L., with offices in Elgoibar and Bilbao, and will soon open its new headquarters in San Sebastián, Spain.

The Collaboration Agreement establishes a co-selling and co-execution partnership to significantly expand both companies' products and services in the U.S. market. Cliff Emmons, CEO of IIOT-OXYS, Inc., stated, “Aingura IIoT, S.L. is a strong partner for IIOT-OXYS, Inc. that will help us sustain excellent service for our current customers, and better position both companies for significant U.S. growth in 2020 and beyond.” Rafael Ibeas, CEO Aingura IIoT, S.L. commented, "IIOT-OXYS, Inc.'s presence in the Biotech - Pharma markets, and the state government Infrastructure Health Monitoring market complements our strength in the world-wide automotive component manufacturing market." Aingura IIoT, S.L. designs, manufactures, and integrates advanced systems to optimize industrial processes.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

About Us

IIOT-OXYS, Inc.  is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS, Inc. edge computing open-source hardware and proprietary ML algorithms employ our Minimally-Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes.  For additional information visit www.oxyscorp.com

About Aingura

Aingura IIoT's unique selling point (USP) is our scientific and technical solution, addressing industrial optimization pitfalls related to critical manufacturing processes. We deliver a sophisticated IT/OT systems architecture, combining top-notch computing and high-availability capacities with best-of-breed, advanced data analysis algorithms. Aingura IIoT posits an integration of the features of high-performance computing, reconfigurable computing and machine learning, in a single and rapidly-deployable solution. Aingura IIoT delivers crucial insights to support decision-making beyond real time, adjusting them to the requirements of manufacturing processes. Aingura IIoT provides an artificial intelligence-based, cyber-physical production systems to achieve real-time operational optimization for highly productive and demanding manufacturing environments. For additional information visit www.ainguraiiot.com

Contact:

Clifford L. Emmons
CEO
IIOT-OXYS, Inc.
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.